                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             PC QUOTE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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   [LOGO]

300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD ON
DECEMBER 15, 1998

---------------------

TO THE STOCKHOLDERS OF
PC QUOTE, INC.:

A Special Meeting of Stockholders of PC Quote, Inc., a Delaware corporation, will be held on December 15, 1998 at 3:00 p.m. at The Metropolitan Club, 67th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois, for the following purposes:

1. To consider and vote upon a proposal to approve the recapitalization of debt owed to PICO Holdings, Inc. and Physicians Insurance Company of Ohio into convertible preferred stock of PC Quote, Inc. and approve the Securities Purchase Agreement made as of the 23rd day of September, 1998, by and among PC Quote, Inc., PICO Holdings, Inc. and Physicians Insurance Company of Ohio and the transactions contemplated thereunder.

2. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on November 10, 1998 are entitled to notice of, and to vote at, the special meeting and at any adjournment thereof.

                                          By order of the Board of Directors
                                          JOHN E. JUSKA
                                          CHIEF FINANCIAL OFFICER AND
                                          CORPORATE SECRETARY

Chicago, Illinois
November 13, 1998

   [LOGO]

300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

------------------------------------------------------

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of PC Quote, Inc. (the "Company"), for use at a Special Meeting of Stockholders of the Company, to be held December 15, 1998 at 3:00 p.m. at The Metropolitan Club, 67th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and regular employees by personal interview, telephone or telegram, and the Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. The expense of all such solicitation, including printing and mailing, will be paid by the Company. Any proxy may be revoked at any time before its exercise, by written notice to the Secretary of the Company or by attending the meeting and electing to vote in person. This Proxy Statement and the accompanying proxy were initially mailed to stockholders on or about November 13, 1998.

Only stockholders of the Company of record at the close of business on November 10, 1998 are entitled to vote at the meeting or any adjournment thereof. As of that date there were outstanding 13,357,307 shares of common stock of the Company ("Common Stock"), each of which is entitled to one vote on all matters voted upon at the special meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum at the meeting. Any proxy may be revoked at any time before its exercise, by written notice to the Secretary of the Company or by attending the meeting and electing to vote in person.

Approval of the proposal to consummate the transactions contemplated by the Securities Purchase Agreement shall be by the affirmative vote of a majority of the outstanding shares of Common Stock. PICO Holdings, Inc. and its affiliates (collectively "Holdings"), currently own 2,370,000 shares of Common Stock, constituting 17.7% of the Company's outstanding shares of Common Stock (the "Record Shares"). Holdings also holds currently exercisable warrants to purchase an additional 949,032 shares of Common Stock (the "Warrant Shares") at the prices set forth under the section of this Proxy Statement entitled "APPROVAL OF DEBT RECAPITALIZATION AND SECURITIES PURCHASE
AGREEMENT - Background on Debt Recapitalization." Holdings has advised the Company that it intends to vote all the Record Shares, and any of the Warrant Shares or any other shares of Common Stock acquired by PICO prior to the record date, for the proposal.

In determining whether a quorum exists at the meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite percentage of base votes for approval, while broker non-votes will not be counted in such base for such proposal. Thus, an abstention will have the same effect as a vote "against" such proposal while a broker non-vote will have no effect.

APPROVAL OF DEBT RECAPITALIZATION
AND SECURITIES PURCHASE AGREEMENT

BACKGROUND ON DEBT RECAPITALIZATION

On November 14, 1996, the Company entered into an agreement (the "Debenture Agreement") with Physicians Insurance Company of Ohio ("Physicians"), which then owned approximately 30% of the outstanding shares of Common Stock. Pursuant to the Debenture Agreement, Physicians invested $2.5 million in the Company in exchange for a Subordinated Convertible Debenture (the "Debenture") in the principal amount of $2.5 million with interest at 1% over prime. Interest is payable semiannually, beginning January 1, 1998. Physicians made the investment and the Debenture was issued on December 2, 1996. The Debenture was to mature on December 31, 2001 and was convertible at any time by Physicians into 1.25 million shares of Common Stock (subject to adjustment in certain cases).

The Debenture Agreement also provided that the Company shall have a five member Board of Directors (the "Board"), and that Ronald Langley, Chairman and director of PICO Holdings, Inc. ("PICO") and director of Physicians, and John Hart, director, President and Chief Executive Officer of PICO and President and Chief Executive Officer of Physicians, shall be members of the Board.

On May 5, 1997, the Company and PICO entered into a Loan and Security Agreement (the "Loan Agreement"), under which PICO agreed to make a secured loan to the Company in an aggregate principal amount of up to $1.0 million at a fixed rate equal to 14% per annum. Unless otherwise extended, the entire principal balance and all accrued interest due under the Loan Agreement was payable on September 30, 1997. All advances under the Loan Agreement are secured by a pledge of substantially all of the assets of the Company. These liens are subject to the prior lien of the Company's primary lender, Lakeside Bank. PICO was also entitled to be paid a "facility fee" of $40,000 on the maturity date of the loan contemplated by the Loan Agreement.

In connection with the Loan Agreement, the Company and Physicians entered into a First Amendment to the Debenture and Debenture Agreement (the "Debenture Amendment"), pursuant to which the terms of the Debenture were restructured as follows: (a) the maturity date of the Debenture was moved up to April 30, 1999 instead of December 31, 2001; (b) the Debenture may not be prepaid or redeemed without the consent of Physicians; (c) the conversion rate on the Debenture was changed from $2.00 per share to the lower of (i) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Debenture or
(ii) $1.5625 per share (the market price of the shares of Common Stock on the date of the Debenture Amendment); (d) certain negative covenants were added to the Debenture Agreement; and (e) the rights offering contemplated by the Debenture Agreement will be at such time as determined by the Company and at a price as determined by Physicians. Interest under the Debenture will continue to be payable in cash or, at the option of Physicians, in shares of Common Stock at the market value of such shares at the time of payment.

Also on May 5, 1997, in consideration of the loan by PICO to the Company, the Company issued a Common Stock Purchase Warrant (the "Initial Warrant") to PICO entitling PICO to purchase a minimum of 640,000 shares of Common Stock at a price per share (the "Warrant Price") equal to the lesser of (a) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Initial Warrant or (b) $1.5625 per share (the market value of the shares of Common Stock on the date the Initial Warrant was issued).

In August 1997, the Company and PICO agreed to amend the Loan Agreement and related documents to increase the amount of the secured loan from PICO to the Company from $1.0 million up to $2.0 million. The terms of the Loan Agreement otherwise remained substantially the same, except that the "facility fee" of $40,000 was eliminated for new advances. In connection with the increase of the loan amount pursuant to such amendment, the Company granted PICO an additional Common Stock Purchase Warrant for a minimum of 500,000 shares of Common Stock. The terms of the additional warrant are substantially the same as those contained in the Initial Warrant, except that the conversion price is the lesser of (a) $2.00 per share or (b) the mean of the closing bid price per share for the 20 trading days preceding exercise of the additional warrant.

On September 22, 1997 the Company and PICO executed a second amendment to the Loan Agreement to further increase the amount of the secured loan from PICO to the Company from $2.0 million to $2.25 million. The terms of the Loan Agreement otherwise remained substantially the same, except that the maturity date was extended to December 31, 1997. In consideration of the amendment to the Loan Agreement, the Company granted PICO another Common Stock Purchase Warrant for up to 129,032 shares of Common Stock. The terms of such warrant are substantially the same as contained in the Initial Warrant, except that the conversion price is the lesser of (a) $1.9375 per share or (b) the mean of the closing bid price per share for the 20 trading days preceding exercise of this warrant.

On December 30, 1997, February 5, 1998, March 10, 1998, May 5, 1998 and June 1, 1998, the Company and PICO executed the third, fourth, fifth, sixth, and seventh amendments to the Loan Agreement, respectively, extending the due date for borrowings by the Company, plus accrued interest, to January 31, 1998, February 28, 1998, April 30, 1998, May 31, 1998 and August 31, 1998, respectively. No further warrants were issued in connection with the third, fourth, fifth, sixth, or seventh amendments to the loan agreement.

On May 19, 1998, PICO exercised a portion of the Initial Warrant and purchased 320,000 shares of Common Stock for $500,000.

On July 24, 1998, the Company and PICO executed the eighth amendment to the Loan Agreement to extend the due date for the borrowings by the Company, plus the accrued interest, from August 31, 1998 to December 31, 1998.

On July 31, 1998, the Company and PICO executed the ninth amendment to the Loan Agreement to further increase the amount of the secured loan from PICO to the Company from $2.25 million to $3.25 million. No further warrants were issued in connection with the eighth or ninth amendments.

As previously reported in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission, due to the decline in cash flow from operating activities, to levels expected to be insufficient for working capital, capital expenditures, and debt services, the Company has been exploring multiple alternatives to raise capital. Such alternatives include refinancing existing debt, a merger, a spin-off or sale of part of the Company's business, a strategic relationship or joint venture with another technology or financial service firm or other financing to further fund the Company's business. Any capital raised may be costly to the Company and/or dilutive to stockholders.

On August 11, 1998, a majority of the disinterested directors (one was unavailable and did not participate in the meeting) of the Board came to an initial agreement and approved terms, subject to final documentation, for the recapitalization or conversion of all debt (principal and accrued interest) owed to PICO and Physicians into convertible preferred equity of the Company.

On September 21, 1998 a majority of the disinterested directors (one was unavailable and did not participate in the meeting) of the Board approved the final terms of the debt recapitalization and authorized the execution of the Securities Purchase Agreement (the "Agreement"), which includes, as a condition to closing, stockholder approval of the transactions contemplated by the Agreement.

Concurrently with the execution of the Agreement, the Company and Physicians entered into the Second Amendment to the Debenture and Debenture Agreement to revise the conversion language therein in order to make it consistent with the Agreement.

SECURITIES PURCHASE AGREEMENT

The following is a summary of the Agreement and the Certificate of Designations, Warrant Amendments and Common Stock Purchase Warrant and is qualified in its entirety by reference to the Securities Purchase Agreement, Certificate of Designations, Common Stock Purchase Warrant, Warrant Amendments, and Registration Rights Agreement filed as exhibits to the Company's Form 8-K as filed with the Securities and Exchange Commission on October 6, 1998. Copies of the documents may be obtained free of charge by written request to the Company's Corporate Secretary or by accessing the EDGAR SEC filings via the world wide web.

On September 23, 1998, PC Quote, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Agreement"), subject to stockholder approval, with PICO Holdings, Inc., a California corporation ("PICO") and Physicians Insurance Company of Ohio, an Ohio corporation ("Physicians," and together with PICO, the "Investors").

Physicians currently is the holder of a Subordinated Convertible Debenture dated November 14, 1996, as amended (the "Debenture"), in the principal amount of $2,500,000, plus accrued interest in the amount of $423,123 as of September 23,1998, plus interest accruing at the rate of $651 per day thereafter (such principal and all accrued interest through the Closing Date, the "Debenture Balance"). The Debenture currently has an interest rate of 9.5% (prime + 1%) and a maturity date of April 30, 1999.

The Company is currently indebted to PICO in the principal amount of $3,290,000, plus accrued interest in the amount of $377,742 as of September 23, 1998, plus interest accruing at the rate of $1,262 per day following the date hereof (such principal and all accrued interest through the Closing Date, the "PICO Indebtedness"). All principal and interest (14% annually) on the debt to PICO is currently due and payable on December 31, 1998.

PICO is the holder of three Common Stock Purchase Warrants to purchase an aggregate of 949,032 shares of Common Stock (the "Existing Warrants"), each of which currently expires on April 30, 2000.

The Company and the Investors wish to provide for the purchase of Series A 5% Convertible Preferred Stock by Physicians through the conversion of the Debenture and for the purchase of Series B 5% Convertible Preferred Stock by PICO in consideration for the cancellation of the PICO Indebtedness.

PURCHASE AND SALE OF PREFERRED STOCK

Subject to the terms and conditions of the Agreement, Physicians agrees to purchase at the Closing and the Company agrees to issue to Physicians at the Closing the number of shares of Series A 5% Convertible Preferred Stock into which the Debenture Balance shall be convertible as of the Closing determined by dividing the following by one hundred: the number calculated from the division of the Debenture Balance by the lowest of the following numbers (i) 1.5625, (ii) the closing sale price of the shares of Common Stock as reported by the American Stock Exchange ("AMEX") one day prior to the Closing Date (the "AMEX Closing Price") or (iii) the average AMEX Closing Price of the shares of Common Stock over the twenty-day period immediately preceding the Closing Date (the "Average AMEX Price"). The lowest of (i), (ii) or (iii) above is hereinafter referred to as the "Series A Closing Price."

Subject to the terms and conditions of the Agreement, PICO agrees to purchase at the Closing and the Company agrees to sell and issue to PICO at the Closing the number of shares of Series B 5% Convertible Preferred Stock determined by dividing the following by one hundred: the number calculated from the division of the PICO Indebtedness as of the Closing Date by the lower of the following numbers: (i) 1.3125, (ii) the AMEX Closing Price or (iii) the Average AMEX Closing Price, at a purchase price per share equal to the lowest of (i), (ii) and (iii) (the "Series B Closing Price").

Subject to the terms and conditions of the Agreement, the Company shall issue to PICO a warrant (the "Warrant") to purchase the number of shares of Common Stock equal to the following (i) the Debenture Balance, divided by the Series B Closing Price, multiplied by .10, plus (ii) the PICO Indebtedness, divided by the Series B Closing Price, at an exercise price of 120% of the Series B Closing Price per share (the "Exercise Price"), and an expiration date of April 30, 2005.

At the Closing, the Company and PICO shall enter into Amendments of the Existing Warrants to extend the term of the Existing Warrants until April 30, 2005.

The Closing Date shall be the date that is five (5) days from the date of fulfillment, including obtaining stockholder approval, or waiver of all conditions to Closing, as set forth in the Agreement, or such other date as may be mutually agreed to by the Company and the Investors.

NEGATIVE COVENANTS

As part of the Agreement, without the prior written consent of the Investors, prior to Closing, the Company will not:

   a) Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of non-exclusive licenses and similar arrangements for the use of the property of the Company or its subsidiaries; or (ii) Transfers of worn-out or obsolete equipment.

   b) Engage in any business, or permit any of its subsidiaries to engage in any business, other than the businesses currently engaged in by the Company and any business substantially similar or related thereto (or incidental thereto).

   c) Issue any capital stock of the Company or other securities convertible into or exchangeable for capital stock of the Company other than (i) securities issued pursuant to the Company's Incentive Stock Option Plan or the Employees Stock Purchase Plan, (ii) capital stock or securities issued in connection with the exercise or conversion of securities of the Company issued and outstanding prior to the date hereof or (ii) securities issued, or to be issued, to Jim R. Porter pursuant to the exercise of options granted to Mr. Porter prior to the date hereof by the Company's Board of Directors, to purchase up to 6.88% of the outstanding shares of Common Stock.

   d) Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another entity.

   e) Create, incur, assume or suffer to exist any lien or encumbrance with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts, or permit any of its subsidiaries to do so, except for an existing blanket lien in favor of Lakeside Bank on all personal property of the Company and a blanket lien in favor of PICO, on all personal property of the Company.

   f) Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

   g) Directly or indirectly acquire or own, or make any investment in or to any entity, or permit any of its subsidiaries to do so, other than Permitted Investments (as defined in the Loan and Security Agreement dated May 4, 1997, as amended, between the Company, as borrower, and PICO as lender).

   h) Directly or indirectly enter into or permit to exist any material transaction with any affiliate of the Company except for transactions that are in the ordinary course of the Company's business, upon fair and reasonable terms that are no less favorable to the Company than would be obtained in an arm's length transaction with a non-affiliated party.

   i) Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock.

   j) Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or permit any of its subsidiaries to do any of the foregoing.

LISTING REQUIREMENT

Promptly following the Closing Date, but in no event later than 20 days after the Closing Date, the Company shall secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system (including the AMEX), if any, upon which shares of Common Stock are then listed (subject to official notice of issuance), and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Agreement and the accompanying Certificate of Designations, Warrant and Existing Warrants. The Company shall maintain the Common Stock's authorization for listing on the AMEX, The Nasdaq SmallCap Market, the Nasdaq National Market, or The New York Stock Exchange, Inc. ("NYSE"), as applicable.

TERMINATION OF AGREEMENT

The Agreement may be terminated on or prior to the Closing Date:

   a) At any time by the mutual consent of the Company and the Investors;

   b) Following fourteen (14) business days after the date of the Agreement, by the Investors if the proxy statement soliciting approval from the stockholders of the Company of the transactions contemplated by the Agreement has not been filed with the SEC;

   c) Following December 31, 1998, by the Investors if the Company has not yet obtained stockholder approval for the matters contained in the proxy statement; provided however, that if the proxy statement does not receive full review by the SEC, the date for termination shall be November 30, 1998;

   d) By the Company or the Investors if the other party breaches in any material respect any of its representations, warranties, covenants, obligations or agreements contained in the Agreement and such breach has not been cured within thirty (30) days of the date that notice of breach is received by the breaching party;

   e) On or after December 31, 1998, by either the Company or the Investors if the Closing has not taken yet place by such date;

   f) By the Investors, on or after the date when it becomes reasonably likely that the Company will be unable to satisfy any of its obligations for Closing, and by the Company on or after the date when it becomes reasonably likely that the Investors will be unable to satisfy any of its obligations for Closing.

FEES AND EXPENSES

The Company shall pay the reasonable fees and expenses incurred by the Investors in conjunction with the transactions contemplated by the Agreement, including but not limited to the reasonable fees and expenses of counsel for the Investors, provided such fees and expenses do not exceed $30,000.

DIVIDENDS

        (a) A holder of Series A Preferred shall be entitled to receive cash dividends, when and as declared by the Board out of funds legally available for such purpose, in the annual amount of 5% of the per share purchase price, payable quarterly on the 15th day of September, December, March and June, in each year. A holder of Series B Preferred shall be entitled to receive cash dividends, when and as declared by the Board out of funds legally available for such purpose, in the annual amount of 5% of the per share purchase price, payable quarterly on the 15th day of September, December, March and June, in each year. Dividends payable for any period less than a full quarter shall be computed on and paid for the actual number of days elapsed. Dividends shall accrue on each share of Preferred Stock from the date of issue of such share of stock (the "Issuance Date").

        (b) No dividends shall be declared on any other series or class or classes of stock unless there shall be or have been declared on all shares of Preferred Stock then outstanding the dividends for all quarter-yearly periods coinciding with or ending before such quarter-yearly period. Dividends shall be cumulative. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment which is in arrears. If in any quarter-yearly dividend period, dividends in the annual amount have not been declared and paid or set apart for payment for such quarter-yearly dividend period and all preceding such periods from the first day from which dividends are cumulative, then, until the aggregate deficiency is declared and fully paid or set apart for payment, the Corporation shall not (i) declare or pay or set apart for payment any dividends or make any other distribution on any other capital stock or securities having an equity interest in the Corporation ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation (the "Secondary Stock") (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase Secondary Stock) or (ii) make any payment on account of the purchase, redemption, other retirement or acquisition of any Secondary Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation.

CONVERSION OF PREFERRED STOCK

A holder of Preferred Stock shall have the right, at such holder's option, to convert the Preferred Stock into shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). If any Preferred Stock remains outstanding on the fifth anniversary after the Issuance Date, then such Preferred Stock shall automatically convert to Common Stock on such fifth anniversary.

At any time or times on or after the Issuance Date, any holder of Preferred Stock shall be entitled to convert any whole number of shares of Preferred Stock into fully paid and nonassessable shares (rounded to the nearest whole share). The number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be determined by multiplying the product of one hundred (100) and the number of shares of Preferred Stock to be converted into Common Stock by:

        (i) in the case of Series A Preferred, (A) the Series A Closing Price plus (B) the amount of any accrued but unpaid dividends attributable to such Preferred Stock, divided by the lower of (X) the Series A Closing Price, (Y) the average Closing Sale Price of the Common Stock on the AMEX over the twenty-day period immediately prior to the day the Series A Preferred is to be converted into Common Stock; or (Z) the Closing Sale Price of the Common Stock on the AMEX one day prior to the day the Series A Preferred is to be converted into Common Stock (the "Series A Conversion Rate").

        (ii) in the case of Series B Preferred, (A) the Series B Closing Price plus (B) the amount of any accrued but unpaid dividends attributable to such Preferred Stock, divided by the lower of (X) the Series B Closing Price, (Y) the average Closing Sale Price of the Common Stock on the AMEX over the twenty-day period immediately prior to the day the Series B Preferred is to be converted into Common Stock; or (Z) the Closing Sale Price of the Common Stock on the AMEX one day prior to the day the Series B Preferred is to be converted into Common Stock (the "Series B Conversion Rate").

In order to prevent dilution of the rights granted, the Series A and Series B Conversion Rates will be subject to adjustment for issuance of additional securities of the Company, including common stock, options or convertible securities, and reclassifications or changes of outstanding securities (by any stock split, reverse stock split, combination, stock dividend, recapitalization or otherwise).

VOTING RIGHTS

The holders of Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to the stockholders for a vote on the following basis. Each Holder of Preferred Stock shall have the number of votes equal to the number of shares of Common Stock into which the Preferred Stock then held by such holder is convertible, as adjusted from time to time.

Holders of Preferred Stock shall have the exclusive right to elect two (2) of the five (5) directors to the Board of the Company.

WARRANT EXERCISE AND ADJUSTMENTS

The holder of the Warrant shall have the right, at such holder's option, to exercise the Warrant, or any portion thereof, and to purchase the corresponding whole number of shares of Common Stock, at the Exercise Price, at any time after the Issuance Date until April 30, 2005. In lieu of exercising the Warrant for cash, the holder may elect to receive shares of Common Stock equal to the "value" of the Warrant determined in accordance with a formula specified in the Warrant (the "Conversion Value"). The number of shares of Common Stock subject to the Warrant and the Exercise Price will be adjusted to reflect stock dividends; reclassifications or changes of outstanding securities of the Company; any consolidation, merger or reorganization of the Company; stock splits; issuances of rights, options or warrants to all holders of shares of Common Stock exercisable at less than the current market price per share; and other distributions to all holders of shares of Common Stock. In the event of any sale, license or other disposition of all or substantially all of the assets of the Company or any reorganization, consolidation or merger involving the Company in which the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity (an "Acquisition"), if the successor entity does not assume the obligations of the Warrant and the holder has not fully exercised the Warrant, the unexercised portion of the Warrant will be deemed automatically converted into shares of Common Stock at the Conversion Value. Alternatively, the holder may elect to cause the Company to purchase the exercised portion of the Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received had the holder exercised the unexercised portion of the Warrant immediately before the record date for determining stockholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Exercise Price.

CERTAIN EFFECTS OF THE PROPOSAL

The consummation of the Proposal will result in a decrease in indebtedness and a corresponding increase in stockholders' equity. These changes will effect a substantial decrease in the debt to equity ratio of the Company, decreasing the leverage inherent in the Company's capital structure. The percentage ownership of each stockholder, other than Holdings, will, proportionately decrease.

CAPITALIZATION

The following table sets forth the capitalization of the Company at June 30, 1998 and the pro forma capitalization of the Company at that date after giving effect to the additional $1.0 million borrowed on the credit facility on July 31, 1998, and the consummation of the Proposal. The Proposal, if consummated, would also increase the percentage of beneficial ownership of the Company's common stock by Holdings from its current minimum level of 30.9% (assuming conversion of the debenture and exercise of all outstanding warrants) to minimum level of 51.4% (assuming conversion of the Series A preferred stock, the Series B preferred stock and all warrants outstanding at the effective date of the transaction.

                                                                                          ($ In Thousands)
                                                                                    Historical        Pro Forma
                                                                                  ---------------  ---------------
                                                                                            (unaudited)
Current liabilities:
  Note payable, bank, current...................................................  $       300,000  $       300,000
  Note payable, credit facility.................................................        2,250,000                0
  Convertible subordinated debenture bond payable...............................        2,500,000                0
  Accounts payable..............................................................        3,952,391        3,112,391
  Accrued expenses..............................................................          478,825          478,825
  Accrued compensation..........................................................          418,854          418,854
  Accrued interest..............................................................          665,007                0
  Income taxes payable..........................................................                0                0
  Unearned revenue, current.....................................................        1,109,287        1,109,287
                                                                                  ---------------  ---------------
    Total current liabilities...................................................       11,674,364        5,419,357
                                                                                  ---------------  ---------------

Noncurrent liabilities:
  Notes payable, bank, noncurrent...............................................  $       649,634  $       649,634
  Unearned revenue, noncurrent..................................................          342,496          342,496
  Accrued expense, noncurrent...................................................          174,334          174,334
                                                                                  ---------------  ---------------
    Total noncurrent liabilities................................................        1,166,464        1,166,464
                                                                                  ---------------  ---------------
    Total liabilities...........................................................       12,840,828        6,585,821
                                                                                  ---------------  ---------------
                                                                                  ---------------  ---------------

Stockholders' equity:
  Common stock, par value $.001.................................................           13,197           13,197
  Convertible preferred stock, par value $.001..................................                0            6,562
  Additional paid-in-capital - common...........................................       18,408,290       18,408,290
  Additional paid-in-capital - preferred........................................                0        6,555,138
  Additional paid-in-capital - convertible subordinated debenture and
    warrants....................................................................        2,750,491        2,750,491
  Accumulated deficit...........................................................      (24,330,420)     (24,437,113)
                                                                                  ---------------  ---------------
    Total stockholders' equity..................................................       (3,158,442)       3,296,565
                                                                                  ---------------  ---------------

Total liabilities and stockholders' equity......................................  $     9,682,386  $     9,882,386
                                                                                  ---------------  ---------------
                                                                                  ---------------  ---------------
Total long-term debt and stockholders' equity...................................  $    (2,508,808) $     3,946,199
                                                                                  ---------------  ---------------
                                                                                  ---------------  ---------------

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REQUIRED VOTE

The majority of the disinterested Directors of the Board (one of three was unavailable and unable to participate) have approved the debt recapitalization, the Securities Purchase Agreement and the transactions contemplated by the Agreement. Under Delaware law and the Company's By-laws, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for approval of the Securities Purchase Agreement and the transactions contemplated thereunder. If the Agreement is approved, then upon consummation of the transactions contemplated by the Agreement, not only will the Company experience a $6.6 million increase in working capital and stockholders' equity, but also avoid the potential default under the Loan Agreement and the Debenture when the principal and interest amounts thereunder become due and payable.

    THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND A VOTE FOR APPROVAL OF THE SECURITIES PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. SHAREHOLDERS ARE URGED TO RETAIN THIS PROXY STATEMENT FOR FUTURE REFERENCE. THE PERSONS NAMED ON THE ENCLOSED PROXY CARD INTEND TO VOTE THE PROXIES SOLICITED HEREBY FOR APPROVAL OF THE SECURITIES PURCHASE AGREEMENT UNLESS SPECIFICALLY DIRECTED OTHERWISE ON SUCH PROXY CARD.

OTHER MATTERS

Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

                                          By order of the Board of Directors
                                          JOHN E. JUSKA
                                          CHIEF FINANCIAL OFFICER AND CORPORATE
                                          SECRETARY

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PC QUOTE, INC.
300 South Wacker
Chicago, Illinois 60606

     The undersigned hereby appoints Jim R. Porter and John E. Juska as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of PC Quote, Inc. held of record by the undersigned on November 10, 1998 at the Special Meeting of Stockholders to be held on December 15, 1998 or any adjournment thereof.

(1) Approval of the recapitalization of debt owed to PICO Holdings, Inc. and Physicians Insurance Company of Ohio into convertible preferred stock of PC Quote, Inc. and approval of the Securities Purchase Agreement made as of the 23rd day of September, 1998, by and among PC Quote, Inc., PICO Holdings, Inc. and Physicians Insurance Company of Ohio and the transactions contemplated thereunder.

                 FOR             AGAINST               ABSTAIN
                 / /               / /                  / /

(2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                 (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY ENDORSED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

     Please sign exactly as name appears below. For joint accounts, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated.

                                              Dated: _______________, 1998



                                              ____________________________
                                                      Signature



                                              ____________________________
                                               Signature if held jointly



            PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
              PROMPTLY USING THE ENCLOSED RETURN ENVELOPE